Exhibit 10.2

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of August 11, 2023, by and between Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), and Raphael T. Wallander (“Director”) of Barnes & Noble Education, Inc.

BACKGROUND

WHEREAS, the Company desires and has requested that Director serve as an independent Director of the Company.

WHEREAS, the Company and Director are entering into this Agreement to induce the Director to serve in the capacity set forth above and to set forth certain understandings between the parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Company and Director hereby agree as follows:

1. DUTIES. Director agrees to serve as an independent Director of the Company and to be available to perform the duties consistent with such position pursuant to the Certificate of Incorporation and Bylaws of Barnes & Noble Education, Inc. (together, the “Organizational Documents”) and the laws of the state of Delaware. The Company acknowledges that Director currently holds the other positions (“Other Employment”) and agrees that Director may maintain such positions, provided that such Other Employment shall not materially interfere with Director’s obligations under this Agreement. Director confirms that he will be able to devote sufficient time and attention to the Company as is necessary to fulfill his responsibilities as a Director of the Company and that the Other Employment will not in any way impact Director’s independence. Such time and attention shall include, without limitation, participation in telephonic and/or in-person meetings of the Company’s board of directors. Director also represents that the Other Employment shall not interfere with Director’s obligations under this Agreement. Without limiting the generality of the foregoing, Director confirms that he is independent (as such term has been construed under Delaware law with respect to directors of Delaware corporations). Director also confirms that (a) he does not possess material business, close personal relationships or other affiliations, or any history of any such material business, close personal relationships or other affiliations, with the Company’s equity holders or any of their respective corporate affiliates that would cause Director to be unable to (i) exercise independent judgment based on the best interests of the Company or (ii) make decisions and carry out his responsibilities as a Director of the Company, in each case in accordance with the terms of the Organizational Documents and applicable law, and (b) he has no existing or former relationship or affiliation of any kind with any competitor of the Company. By execution of this Agreement, Director accepts his appointment or election as independent Director of the Company, and agrees to serve in such capacity, subject to the terms of this Agreement and with the specific responsibilities and powers set forth in the duly adopted resolutions of the Board of Directors of the Company, attached hereto as Exhibit A, until his successor is duly elected and qualified or until Director’s earlier death, resignation or removal. The parties hereto acknowledge and agree that Director is being engaged to serve as an independent Director of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity; provided, that the Company may determine that it is in the best interest of the Company and/or its direct and indirect subsidiaries for Director to be appointed to the board or boards of directors or managers, as applicable, of certain of the Company’s direct or indirect subsidiaries (each a “Subsidiary Board” and collectively, the “Subsidiary Boards”) and, in such case, the Company may request that Director accept a position as independent director or manager, as applicable, of such Subsidiary Boards; provided, further that if, after agreeing to accept such a position, Director is appointed to one or more Subsidiary Boards by a valid resolution of the applicable Subsidiary Boards, the applicable subsidiaries shall be automatically deemed to be party to this agreement without any further action or amendment by the Company, the Director, or the applicable subsidiaries.

2. TERM. Notwithstanding anything in this Agreement to the contrary, the term of this Agreement shall continue until such time as the Director resigns or is removed by the Company, with or without cause.

3. COMPENSATION. For all services to be rendered by Director hereunder, and so long as Director remains a Director of the Company, the Company agrees to pay Director a monthly fee of $45,000 with the first monthly fee, which shall be pro-rated based upon the date on which this Agreement is executed by all parties hereto, due within one business day of execution of this Agreement and thereafter payable in full on the first of each calendar month for which Director is then serving. The monthly fee shall also be pro-rated for the month in which the Director resigns, is removed, or is no longer serving as a Director for any reason. Additionally, the Company agrees to pay Director a daily fee of $5,000.00 for each day that the Director is being deposed, appearing in court and/or spending more than four hours on such day preparing for a deposition or a court appearance.

4. EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company will reimburse Director for reasonable business related expenses incurred in good faith in the performance of Director’s duties for the Company. Such payments shall be made by the Company upon submission by Director of a written statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5. CONFIDENTIALITY. The Company and Director each acknowledge that for Director to perform his duties as an independent Director of the Company, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates (the “Company Group”), including, but not limited to, the geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company Group, whether oral or in written form (“Confidential Information”). Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except: (a) to the members of the Company Group and their respective officers, directors and employees, in each case to the extent reasonably necessary for Director to discharge his duties hereunder; (b) as required by law; (c) pursuant to a subpoena or order issued by a court, governmental body, agency or official; or (d) to the extent such information (i) is generally known to the public, (ii) was known to Director prior to its disclosure to Director by the Company, (iii) was obtained by Director from a third party which, to Director’s knowledge, was not prohibited from disclosing such information to Director pursuant to any contractual, legal or fiduciary obligation, or (iv) was independently derived by Director without any use of Confidential Information. This Section 5 shall continue in effect after Director has ceased acting as an independent Director of the Company.

6. INDEMNIFICATION.

(a) Certain Definitions. For purposes of this Section 6, the term:

(i) “Expenses” means all documented expenses, liabilities and losses (including, without limitation, attorneys’ fees, retainers, expert and witness fees, disbursements and expenses of counsel, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by Director or on Director’s behalf in connection with a Proceeding.

(ii) “Proceeding” means any threatened, pending, actual or completed action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative, whether public or private, and, including any such threatened, pending, actual or completed action, suit, inquiry or proceeding by or in the right of the Company.

(b) Indemnification. In the event that Director was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding by reason of the fact that Director or is or was a Director of the Company or otherwise arising from or related to the Company and, whether the basis of such Proceeding is alleged action in an official capacity as an independent Director of the Company, or as an officer, employee, trustee or agent of the Company while serving as an independent Director of the Company, the Company shall indemnify and hold harmless Director to the fullest extent authorized by Delaware law or any other applicable law or rule, but no less than to the extent set forth herein, against all Expenses; provided, however, that the Company shall indemnify Director only if Director provides prompt written notice of the Proceeding to the Company; and provided, further, that the Company shall indemnify Director only if Director acted honestly and in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on Director by the Company’s Organizational Documents and with a view to the best interests of the Company and did not engage in gross negligence or willful misconduct and, in the case of criminal Proceedings, Director had no reasonable cause to believe his conduct was unlawful; and provided, further, that the Company shall indemnify Director in connection with a Proceeding (or claim or part thereof) initiated by Director only if (i) such Proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses and/or indemnification under this Agreement or (ii) such Proceeding (or claim or part thereof) was authorized by the board of directors of the Company.

(c) Presumptions. If, under Delaware law, the entitlement of Director to be indemnified hereunder shall depend upon whether Director shall have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal Proceedings, had no reasonable cause to believe Director’s conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Director has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the Company, and Director shall be presumed to have acted in accordance with such standard, such costs and amounts shall be conclusively presumed to be reasonable and Director shall be entitled to indemnification unless, and only unless, it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that Director has not met such applicable standard, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Director shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable).

The provisions of this Section 6(c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, if applicable, under Delaware law.

(d) Indemnification When Wholly or Partly Successful. Without limiting the scope of indemnification provided in Section 6(b), to the extent that Director is a party to and is successful, on the merits or otherwise, in any Proceeding, Director shall be indemnified to the maximum extent permitted by Delaware law against all Expenses. If Director is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Director against all Expenses actually and reasonably incurred by Director and on Director’s behalf in connection with each successfully resolved claim, issue or matter, and shall otherwise indemnify Director to the extent required by Section 6(b). All Expenses shall be presumed to have been incurred with respect to successfully resolved claims, issues and matters unless, and only unless, based upon the applicable standard (with the burden of proof being on the Company), it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that a portion of such Expenses were incurred with respect to unsuccessfully resolved claims, issues or matters. For purposes of this Section 6(d) and without limitation, the termination of any claim, issue or matter in any Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(e) Suit to Recover Indemnification. If a claim under Section 6(b) or Section 6(h) of this Agreement is not paid in full by the Company within thirty days after a written claim has been received by the Company, Director may at any time thereafter an administrative claim against the Company to recover the unpaid amount of the claim. The expenses incurred by Director in bringing such claim (whether or not Director is successful) shall be paid by the Company except for, and solely to the extent that, a court of competent jurisdiction determines that the material assertions made by Director in such suit and in support of such claims were not made in good faith and was frivolous.

(f) Rights Not Exclusive; Rights Continue. The right to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of, or limit in any manner whatsoever, any other right which Director may have or hereafter acquire under any statute, provision of the Organizational Documents, agreement, vote of equity holders or otherwise. The indemnification, expense advancement and other rights of Director herein shall continue after Director ceases to be an independent Director for so long as Director may be subject to any possible claim for which he would be entitled to indemnification under this Agreement or otherwise as a matter of law, and shall not be amended, modified, terminated, revoked or otherwise altered without Director’s prior written consent.

(g) Insurance. The Company or one of its affiliates (which, in the case of an affiliate, shall include coverage of directors of the Company) shall maintain insurance to protect the Company and any Director or trustee of the Company against any expense, liability or loss, and such insurance shall cover Director to at least the same extent as any other Director of the Company; provided, that the Company shall maintain customary director and officer insurance in form and amounts substantially similar to the insurance maintained by the Company as of the date hereof. Director shall have the right to receive a copy of any policy for such insurance upon request.

(h) Advancement of Defense Costs. Notwithstanding anything in the Organizational Documents to the contrary, the Company shall also promptly pay Director the expenses actually and reasonably incurred in defending any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification; provided, however, the payment of such expenses so incurred by Director in advance of the final disposition of any Proceeding shall be made only upon delivery to the Company of an unsecured undertaking in the form attached hereto as Exhibit B by or on behalf of Director, to repay (without interest) all amounts so advanced if it shall ultimately be determined that Director is not entitled to be indemnified under this Agreement.

(i) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall, at the Company’s expense, execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(j) No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding against Director to the extent Director has otherwise actually received payment (under any insurance policy, contract, agreement, the Organizational Documents, or otherwise) of the amounts otherwise indemnifiable hereunder.

(k) Contribution. If the indemnification provided in Section 6(b) and the advancement provided in Section 6(h) should under Delaware law be unenforceable or insufficient to hold Director harmless in respect of any and all Expenses with respect to any Proceeding, then the Company shall, subject to the provisions of this Section 6(k) and for purposes of this Section 6(k) only, upon written notice from Director, be treated as if it were a party who is or was threatened to be made a party to such Proceeding (if not already a party), and the Company shall contribute to Director the amount of Expenses incurred by Director in such proportion as is appropriate to reflect the relative benefits accruing to the Company and all of its directors, trustees, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, which arose out of the event(s) underlying such Proceeding, and the relative fault of the Company and all of its directors, trustees, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, in connection with such event(s), as well as any other relevant equitable considerations.

No provision of this Section 6(k) shall: (i) operate to create a right of contribution in favor of Director if it is judicially determined that, with respect to any Proceeding, Director engaged in willful misconduct or (ii) limit Director’s rights to indemnification and advancement of Expenses, whether under this Agreement or otherwise.

The Company hereby waives any right of contribution from Director for Expenses incurred by the Company with respect to any Proceeding in which the Company is or is threatened to be made a party. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Director (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Director and does not contain an admission of wrongdoing by Director.

7. MISCELLANEOUS. Director confirms that the execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that Director may have with or to any person or entity. In the event Director knows or has reason to know that any of the statements made herein is not true or will not be true in the future, Director shall immediately report such finding to the Company. Director hereby acknowledges and agrees that this Agreement shall be an obligation solely of the Company, and Director shall have no recourse whatsoever against the Company’s equity holders or any of their respective affiliates with regard to this Agreement.

8. INFORMATION. The Company shall provide Director with quarterly financial information, and shall make its management available to discuss the business and operations of the Company upon Director’s reasonable request.

9. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles.

11. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

12. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), heirs and personal legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Director, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13. SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.

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14. COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

The parties hereto have caused this Agreement to be executed on the date first above written.

Barnes & Noble Education, Inc.

By:	/s/ John R. Ryan
Name:	John R. Ryan
Title:	Chairman of the Board

DIRECTOR

/s/ Raphael T. Wallander
Raphael T. Wallander